                                                                  EXHIBIT 34


                                THE LOEWEN GROUP INC.
                       1994 OUTSIDE DIRECTOR COMPENSATION PLAN
                            (AS AMENDED ON APRIL 7, 1995)


                                 SECTION 1.  PURPOSE

The purpose of the 1994 Outside Director Compensation Plan (the "Plan") is to promote the interests of The Loewen Group Inc. (the "Company") by attracting and retaining qualified individuals who are neither employees nor officers of the Company or a Subsidiary (as defined below) to serve as directors of the Company or a Subsidiary. The Plan is intended to further align the interests of outside directors with the shareholders of the Company, thereby promoting long-term growth and performance of the Company.

                               SECTION 2.  DEFINITIONS

"ANNUAL FEES" means (i) the annual retainer, (ii) fees for serving on a Committee and (iii) fees for serving as Chairman of a Committee, to be paid by the Company to a Company Participant during the 1994 Period or any Service Period, at the rates determined by the Board of Directors in advance of such period.

"BOARD OF DIRECTORS" means the Board of Directors of the Company.

"COMMITTEE" means a committee of the Board of Directors.

"COMMON SHARES" means the Common shares of the Company.

"COMPANY" means The Loewen Group Inc., a body corporate under the laws of British Columbia, Canada.

"COMPANY PARTICIPANT" means an individual duly elected or appointed as a director of the Company who is not also an officer or employee of the Company or any Subsidiary.

"DETERMINATION DATE" means (i) with respect to Common Shares issued and Options granted pursuant to Section 5, the first day of the Service Period to which the Election with respect to Annual Fees relates; provided, however, that with respect to the Service Period beginning January 1, 1995, the Determination Date shall be December 29, 1994; (ii) with respect to Common Shares issued and Options granted pursuant to Section 6(b), July 1, 1994; and (iii) with respect to Options granted pursuant to Section 7, the first day of the first full calendar month that a Participant first serves as a director; provided, however, that if the Determination Date is not a day on which the TSE is open for trading, the Determination Date shall be the next day on which such trading occurs.

"DIRECTORS' SHARES" means Common Shares issued in accordance with Section 5(b).

"ELECTION" means an election made in accordance with Section 5(a).

"GRANT DATE" means the date that an Option is granted.

"MEETING FEES" means the aggregate fee compensation actually earned by a Company Participant (but not yet paid) for attending in person Board of Directors and Committee meetings during a Service Period.

"OPTION" means an option to acquire Common Shares granted pursuant to
Section 5(c), Section 6(c) or Section 7.

"PARTICIPANT" means a Company Participant or a Subsidiary Participant.

"PLAN" means the 1994 Outside Director Compensation Plan.

"SECURITIES LAWS" means the securities laws of the United States, Canada, the states and territories of the United States, the provinces and territories of Canada, the securities laws of the jurisdiction of residence of any Subsidiary Participant, and applicable laws, rules and regulations promulgated thereunder.

"SERVICE PERIOD" means an annual period determined by the Board of Directors, which annual period shall be January 1 through December 31 until such time as the Board of Directors designates a different annual period.

"SHARE PRICE" means (i) with respect to Common Shares, the weighted average of the closing prices of the Common Shares on the five trading days immediately preceding the Determination Date (the "Weighted Average Closing Price") or (ii) with respect to Options, the greater of (A) the weighted average of the trading prices of the Common Shares on the Determination Date and (B) the Weighted Average Closing Price. The Share Price with respect to Common Shares issued or Options granted to a Participant who is a resident of any country other than the United States shall be determined with reference to the closing prices or trading prices, as the case may be, on the TSE. The Share Price with respect to Common Shares issued or Options granted to a Participant who is a resident of the United States shall be determined with reference to the closing prices or trading prices, as the case may be, on The Nasdaq National Market (or, if the Common Shares are not traded on The Nasdaq National Market, any United States national securities exchange on which the Common Shares are traded).

"SPECIAL 1994 ELECTION" means an election made pursuant to Section 6(a).

"SUBSIDIARY" means a direct or indirect subsidiary of the Company.

"SUBSIDIARY PARTICIPANT" means an individual duly elected or appointed as a director of a Subsidiary who is (i) not an officer or employee of the Company or any Subsidiary or (ii) not a resident of the United States or Canada.

"TSE" means The Toronto Stock Exchange.

"1994 PERIOD" means the service period commencing January 1, 1994 and ending December 31, 1994.

"1994 MEETING FEES" means the aggregate fee compensation actually earned by a Company Participant (but not yet paid) for attending in person Board of Directors and Committee meetings during the 1994 Period.

                              SECTION 3.  ADMINISTRATION

The Plan shall be administered by the Board of Directors or a Committee.

                    SECTION 4.  COMMON SHARES SUBJECT TO THE PLAN

The total number of Common Shares that may be issued under the Plan shall not exceed 250,000. The number of Common Shares reserved for issuance to any one person pursuant to options (whether granted under this Plan or otherwise) shall not exceed 5% of the total issued and outstanding Common Shares on a non-diluted basis. If any Options granted under this Plan are surrendered before exercise or lapse without exercise, in whole or in part, then the Common Shares reserved therefor shall continue to be available under the Plan.

                SECTION 5.  ELECTION; DIRECTORS' SHARES; TANDEM GRANT

(a) ELECTION. Not later than six months prior to the first day of a Service Period (or such longer or shorter period of time as may be permitted by Rule 16b-3 under the Securities Exchange Act of 1934 (the "1934 Act")), each Company Participant may, by filing a written election with the Company, direct the Company to pay to such Company Participant, in the form of Common Shares and Options, some or all of the Annual Fees payable to such Company Participant for the related Service Period. Once an Election is filed with the Company, it shall be effective, shall be irrevocable, and shall remain in effect until the end of the Service Period to which it relates. In such election the Company Participant may, but shall not be required to, direct the Company to pay to such Company Participant, in the form of Common Shares and Options, some or all of the Meeting Fees for the immediately preceding Service Period (or, in the case of the first Service Period following the 1994 Period, the 1994 Meeting Fees). The sum of the Annual

Fees and the Meeting Fees as to which an Election has been made shall be referred to together as the "Numerator."

(b) DIRECTORS' SHARES. The number of Common Shares to be issued shall be equal to the Numerator to which the Election relates, divided by the Share Price as at the Determination Date. Such Directors' Shares shall be issued as soon as is reasonably possible after last day of the Service Period. Cash shall be paid in lieu of fractional shares.

(c) TANDEM GRANT OF OPTIONS. Any Company Participant who makes an Election also shall receive a grant of Options to acquire that number of Common Shares equal to the number of Directors' Shares or such lesser number as shall be required in order to permit the recipient to qualify as a disinterested person as provided under Rule 16b-3(c)(2)(i) under the 1934 Act.

                  SECTION 6.  SPECIAL 1994 ELECTION; SHARES; OPTIONS

(a) SPECIAL 1994 ELECTION. Not later than June 15, 1994, each Company Participant may, by filing a written election with the Company, direct the Company to pay Annual Fees payable (but not yet paid) to such Company Participant with respect to the 1994 Period in the form of Common Shares and Options. Such election shall be irrevocable and shall remain in effect until December 31, 1994.

(b) 1994 SHARES. The number of Common Shares to be issued shall be equal to the Annual Fees payable (but not yet paid) with respect to the 1994 Period to which the election in section 6(a) relates divided by the Share Price as at the Determination Date. A certificate representing such Common Shares shall be issued as soon as is reasonably possible after the 1994 Period. Cash shall be paid in lieu of fractional shares.

(c) 1994 OPTIONS.  Any Company Participant who makes an election pursuant to
Section 6(a) with respect to the 1994 Period shall also receive a grant of Options to acquire that number of Common Shares equal to the number of Common Shares determined in accordance with Section 6(b) above.

                          SECTION 7.  INITIAL ONE-TIME GRANT

On the first day of the first full calendar month after the date on which a Company Participant is initially elected or appointed to the Board of Directors, such Company Participant shall receive an initial grant of 2,000 Options. In addition, the Board of Directors or the Committee, as the case may be, shall have the discretion to make an initial grant of up to 2,000 Options to a Subsidiary Participant, as of the first day of the first full calendar month after the date on which a Subsidiary Participant is initially elected or appointed to a Subsidiary board of directors.

                             SECTION 8.  OPTION AGREEMENT

Each Option granted under the provisions of this Plan shall be evidenced by an option agreement ("Option Agreement") in such form as may be approved by the Board of Directors, which agreement shall be duly executed and delivered on behalf of the Company and by the Participant to whom such Option is granted. The Option Agreement shall contain such terms, provisions and conditions not inconsistent with the Plan as may be determined by the Board of Directors.

                             SECTION 9.  TERMS OF OPTIONS

(a)      EXERCISE PRICE.  The Option exercise price shall be the Share Price.

(b)      TERM.  Each Option shall expire ten years after the Grant Date.

(c) VESTING; EXERCISE. Each Option Agreement shall specify the dates upon which all or any installment of the Option will be exercisable. An Option may be exercised when installments vest and at any time and from time to time thereafter with respect to all or a portion of the Common Shares covered by such vested installments. In addition, if an Offer (as hereinafter defined) is made, the Board of Directors may while the Offer remains outstanding:

         (i) determine that each Option granted by the Company to purchase Common Shares shall, notwithstanding any vesting period or deferral of the right to exercise otherwise applicable, be immediately exercisable effective on and after a date declared by the Board of Directors, or Committee, to be an advanced exercise date ("Advanced Exercise Date"); and

         (ii) rescind any declaration of an Advanced Exercise Date but no such rescission shall affect the validity of the exercise of such Option if validly exercised on or after a particular Advanced Exercise Date and before the date of rescission of the declaration of the particular Advanced Exercise Date.

For the purposes hereof, "Offer" means an offer to acquire the Shares made to the holders of the Company's Shares where the Shares which are the subject of the offer to purchase, together with the offeror's then presently owned Shares, will in the aggregate exceed twenty percent (20%) of the outstanding Shares of the Company and where two or more persons or companies make offers jointly or in concert or intending to exercise jointly or in concert any voting rights attaching to the Shares to be acquired, then the Shares owned by each of them shall be included in the calculation of the percentage of the Shares of the Company owned by each of them.
Paragraphs (i) and (ii) shall apply to each Option granted or to be granted by the Company, which is outstanding at the time of any such declaration regardless of the date of grant thereof, provided that all other terms and conditions of the Option shall continue to apply and nothing herein shall operate to extend, enlarge or revise any Option which has expired, has been exercised, has been cancelled or otherwise has ceased to exist.

(d) PAYMENT. An Option shall be exercised by delivery of a written notice of such exercise to the Company at its principal executive office, together with full payment of the aggregate exercise price for the Common Shares with respect to which the Option is exercised.

(e) SHARE ISSUANCE. Upon payment of the aggregate exercise price, the Company shall issue the Common Shares so acquired as soon as is reasonably possible.

                        SECTION 10.  OPTIONS NOT TRANSFERABLE

Except as hereafter provided, an Option granted under the Plan may not be transferred, pledged or assigned otherwise than by will or the laws of descent and distribution and may be exercised only by the Participant during the Participant's lifetime.

                       SECTION 11.  PROTECTION AGAINST DILUTION

The Board of Directors shall adjust the number of Common Shares covered by the Plan and any Option in a manner which it considers equitable to reflect any change in the capitalization of the Company including, but not limited to, such changes as stock dividends, consolidations and subdivisions of shares or changes resulting from an amalgamation of the Company with one or more corporations. No fractional shares or rights to acquire a fractional share will be created as a result of an adjustment made pursuant to this section. The Board of Directors shall also adjust the exercise price under any Option in a manner which it considers equitable if the number of Common Shares covered by the Option is adjusted pursuant to this section.

                  SECTION 12.  EFFECT OF TERMINATION OF DIRECTORSHIP

(a) DEATH. In the event of the death of a Participant, the Participant's personal legal representatives (the "Successors") may exercise any Options previously issued to the Participant, to the extent that such Options are exercisable at the date of death, but no further vesting shall occur. Absent the prior written consent of the Board of Directors, the Successors must exercise any such Option prior to the earlier to occur of (i) two years after the date of death and (ii) the expiration date of the Option. With respect to Common Shares issuable pursuant to Section 5(b), 6(b) or 9(e), a certificate representing such Common Shares shall be issued as soon as is reasonably possible after the last day of the Service Period or 1994 Period, as the case may be, to which such Common Shares relate. No Options shall be issued with respect to the 1994 Period or Service Period during which the Company Participant's death occurs.

(b) TERMINATION BY BOARD RESOLUTION. If a Participant's directorship is terminated by resolution of the Board of Directors or the board of directors of a Subsidiary, all Options previously issued to such person shall expire as determined by the Board of Directors. The Board of Directors shall also determine the extent, if at all, that such Company Participant shall receive any Common Shares or Options with respect to the 1994 Period or Service Period, as the case may be, during which such termination occurs.

(c) OTHER TERMINATION. In the event a Participant's directorship is terminated for any reason other than by death or by resolution, the Participant may exercise any Options previously issued to the Participant, to the extent that such Options are exercisable on the termination date, but no further vesting shall occur. The Participant must exercise any such Options prior to the earlier to occur of (i) forty-five days after the date of termination and
(ii) the expiration date of the Option. With respect to Common Shares issuable pursuant to Section 5(b), 6(b) or 9(e), a certificate representing such Common Shares shall be issued as soon as is reasonably possible after the last day of the Service Period or 1994 Period, as the case may be, to which such Common Shares relate. No additional Options shall be issued with respect to the 1994 Period or Service Period during which such termination occurs.

                   SECTION 13.  RESTRICTIONS ON ISSUANCE OF SHARES

The Company shall have no obligation to issue any Common Shares or deliver any certificate representing Common Shares until the following conditions shall be satisfied:

         (i) At the time of the issue, (A) such shares effectively shall have been registered or qualified by prospectus, as the case may be, under applicable Securities Laws as now in force or hereafter amended or (B) counsel for the Company shall have given an opinion that such shares are exempt from registration or qualification by prospectus, as the case may be, under Securities Laws as now in force or hereafter amended; and

         (ii) the Company shall have complied with all regulations imposed by the Nasdaq National Market and any stock exchange upon which the Common Shares are then listed.

In addition, any such certificate shall bear such restrictive legends as the Company determines are necessary or desirable, from time to time, in order to comply with applicable Securities Laws and all regulations imposed by the Nasdaq National Market and any stock exchange upon which the Common Shares are then listed.

                        SECTION 14.  TERMINATION OR AMENDMENT

Subject to regulatory approval and, where required, approval of the shareholders of the Company, the Board of Directors may, at any time and for any reason, amend or terminate the Plan; provided, however, that Section 7 of this Plan shall not be amended more than once during any six month period, except any amendments which may be required by the Internal Revenue Code of 1986, the Employee Retirement Income Security Act, or the rules thereunder. The Plan shall remain in effect until it is so terminated by the Board of Directors. No Options may be granted under this Plan after its termination, but no termination or amendment of the Plan shall affect any previously granted Option.

                           SECTION 15.  GENERAL LIMITATIONS

Neither the Participant nor the Participant's Successors shall have rights as a shareholder of the Company with respect to Common Shares covered by Options until the Participant or Participant's Successors become the holder of record of such shares.

                                  SECTION 16.  RISK

EACH PARTICIPANT ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE COMMON SHARES.

                             SECTION 17.  APPLICABLE LAW

All questions concerning the interpretation, validity and construction of this Plan and the instruments evidencing Options shall be governed by the internal law, and not the law of conflicts, of the Province of British Columbia.

                    SECTION 18.  COMPLIANCE WITH CERTAIN U.S. LAWS

The Company intends that, with respect to persons subject to Section 16 of the 1934 Act, this Plan will qualify under Rule 16b-3 promulgated thereunder. So long as the Company is subject to Section 16, any equity security, as defined in the 1934 Act or the rules and regulations thereunder, offered pursuant to the Plan may not be sold for at least six months after the date of grant thereof, and any derivative security, as defined in the rules and regulations promulgated under Section 16, offered pursuant to the Plan may not be sold for at least six months after the acquisition thereof, except in the event of the death or disability of the holder thereof. In addition, (i) the date by which an Election must be made and (ii) the number of Options granted pursuant to Section 5(c) of this Plan, may be modified to the extent necessary to reflect prospective changes to Rule 16b-3. Should any provision of this paragraph require modification or be unnecessary to comply with the requirements of Section 16 and the rules thereunder, the Board of Directors may waive such provisions and/or amend this Plan or modify such provision accordingly. To the extent that any provision of this Plan or action by the Board of Directors fails to comply with the Section 16 rules, it shall be null and void to the extent permitted by law and deemed advisable by the Board of Directors.

                        SECTION 19.  EFFECTIVE DATE; APPROVAL

This Plan shall become effective upon approval of the Plan by the Board of Directors. Common Shares shall not be issued under this Plan unless and until the Plan is approved by the shareholders of the Company.